Exhibit 99.1
Diversified Energy Reports First Quarter 2026 Results
Diversified Energy Company ("Diversified", "DEC", or the "Company") (NYSE: DEC, LSE: DEC) is pleased to announce its financial and operational results for the three months ended March 31, 2026.
First Quarter and Recent Highlights
•Camino Natural Resources Acquisition: Innovative Carlyle acquisition financing structure utilized for joint acquisition of $1.175B Oklahoma asset, further expanding the Company's leading Oklahoma operations
•Closing of Sheridan Acquisition: Acquisition closed on April 30th, adding ~62 MMcfepd of production and ~$52M of NTM EBITDA contiguous to our portfolio of assets in East Texas
•Shareholder Returns: Returned $94M to shareholders in 1Q26, including $72M in share repurchases in conjunction with the full exit of EIG, the former primary owner of Maverick Natural Resources
•Portfolio Optimization:  Recorded over $100M in proceeds from optimization activities in 1Q26, further extending the Company's ability to generate material free cash flow from its extensive portfolio of assets
•Expanded Non-Op Portfolio: Expanded to three non-op partnerships with leading operators, including Mewbourne (Anadarko Basin) and Continental Resources (Permian Basin), positioning the Company to increase future production and reserves from highly profitable new wells

First Quarter 2026 Results
•Average production: 1,198 MMcfepd (200 Mboepd)
•Production exit rate(a): 1,228 MMcfepd (205 Mboepd)
•Total Commodity Revenue: $556M
•Net Loss: $161M, inclusive of $398M loss on non-cash unsettled derivatives
•Adjusted EBITDA(b): $287M
•Operating Cash Flow: $169M
•Adjusted Free Cash Flow(c): $160M after $11M of transaction costs
•Capital Expenditures: $58M
Rusty Hutson, Jr., CEO of Diversified, commented:
“We are off to a terrific start in our 25th year of business. In this year of celebration and reflection of our history, I am very pleased that our teams started 2026 by delivering another strong quarterly performance, and were able to produce year-over year adjusted free cash flow growth of 157%, while managing through a quarter that saw Winter Storm Fern and the war in Iran creating challenging operating conditions and nearly unprecedented commodity price volatility. Importantly, the robust cash flow generated by reliable production of our assets allowed us to further strengthen the balance sheet through $92 million of systematic debt reduction, returned $94 million to shareholders through a combination of dividends and share repurchases, and deployed capital into two strategic acquisitions.
Looking ahead, I am incredibly excited about the future of Diversified Energy. With the Sheridan acquisition recently closed and the innovatively structured Camino acquisition, with our partners at The Carlyle Group, expected to close in the third quarter, we are once again transforming our platform and enhancing our long‑term positioning as the leading consolidator of cash-generating energy assets in the US. On a pro forma basis, these transactions increase our cash flow and expand our vast acreage position, creating significant optionality within our portfolio optimization program. Our scale positions Diversified to benefit from powerful, long‑term demand drivers, including power generation, data center growth, LNG exports, and the continued importance of U.S. energy production amid global geopolitical uncertainty. As the largest individual shareholder in Diversified Energy, I believe our differentiated and proven business model, expanded footprint, culture of focused execution, and our ability to generate consistent free cash flow position us better than ever before to capitalize on these trends and drive sustainable, long‑term shareholder value."

Financial and Operational Metrics

	Three Months Ended
	March 31, 2026	March 31, 2025	1Q/1Q % Change	December 31, 2025	1Q/4Q % Change
Production (Mmcfe/d)	1,198	864	39%	1,198	0%
Production volume mix
Natural gas	71%	82%		72%
NGLs	14%	12%		14%
Oil	15%	6%		14%
Total Commodity Revenue (millions)	$556	$329	69%	$429	30%
Net Income (Loss) (millions)	$(161)	$(323)	50%	$196	(182)%
Adj. EBITDA(b) (millions)	$287	$138	108%	$254	13%
Adj. Free Cash Flow(c) (millions)	$160	$62	157%	$130	23%
Financial Strength and Shareholder Returns
•Liquidity: $529M of credit facility availability and unrestricted cash as of March 31, 2026
•ABS principal reduction: Retired $92M in outstanding debt under certain ABS notes
•Leverage ratio(d): 2.2x as of March 31, 2026;
oConsolidated debt consists of ~72% in deleveraging non-recourse ABS notes
•1Q26 dividend: $0.29 per share declared
Strategic Execution and Transformational Growth
Camino Natural Resources: Carlyle Partnership in full-force, with joint acquisition of $1.175B Oklahoma asset
•Innovative acquisition financing structure that drives enhanced returns for shareholders and bolsters the continuation of long-term growth
Non-Op Platform Continues to Provide Additional Lever for Value Generation
•Continental Resources Permian Basin joint development program bolsters Non-Op platform alongside Mewbourne JDA in Oklahoma and private operator JDA in the Northwest Shelf
•Oklahoma Joint Development Partnership continues to generate an estimated 60% IRRs with ~135 wells drilled under the JDA in the last 3 years, with ~160 wells remaining in JDA inventory
•Non-Op development efficiently adds incremental production that offsets an estimated ~50% of natural decline (2026 estimated avg. ~10,800 Boepd) annually across three partnerships
• DEC Oklahoma inventory includes 450 economic locations pro forma for Camino
Unlocking Value Through Portfolio Optimization
•Our Portfolio Optimization Program ("POP") realized over $100M from non-core asset and leasehold divestitures
•Our POP highlights optionality in DEC’s expansive and diverse portfolio to monetize our acreage position via Non-Op Partnerships or leasehold divestitures
•Generated ~$3M of cash flow from environmental credits related to Coal Mine Methane (CMM) in 1Q26

Operations and Finance Update
First Quarter Production
The Company recorded exit rate production as of March 31, 2026 of 1,228 MMcfepd (205 Mboepd)(a) and delivered average daily production of 1,198 MMcfepd (200 Mboepd) for the three months ended March 31, 2026. The Company's production volume mix was approximately 71% natural gas, 14% natural gas liquids ("NGLs"), and 15% oil, with approximately 66% of production volumes from the Central region and 34% from Appalachia for the three months ended March 31, 2026. Production for the quarter continued to benefit from Diversified’s peer-leading, shallow decline profile.
First Quarter Margin and Total Cash Expenses per Unit
For the three months ended March 31, 2026, Diversified delivered per unit revenues of $4.87/Mcfe(e) ($29.22/Boe) and Adjusted EBITDA Margin(b) of 68%. Notably, these per unit metrics reflect an increase in both revenues and expenses from the incorporation of greater liquids production following the 2025 Maverick Natural Resources & Canvas Energy acquisitions. The Company’s per unit expenses are anticipated to improve as the Company implements its playbook to achieve long-term, sustainable synergies and cost savings. For example, General and Administrative expenses decreased during the three months ended March 31, 2026 compared to prior period levels, despite the higher per unit costs of Maverick, supporting our progress on cost savings and synergy capture and highlighting our ability to profitability add assets due to our scale and existing capabilities.

	Three Months Ended
	March 31, 2026		March 31, 2025		December 31, 2025
	$/Mcfe	$/Boe	$/Mcfe	$/Boe	$/Mcfe	$/Boe
Average realized price(1)	$3.76	$22.56	$3.57	$21.42	$4.08	$24.48
Other revenue(2)(e)	0.17	1.02	0.19	1.14	0.12	0.72
Proceeds from divestitures(3)	0.94	5.64	0.03	0.18	0.15	0.90
Total revenue and proceeds from divestitures, excluding Next Level Energy(4)	$4.87	$29.22	$3.79	$22.74	$4.35	$26.10

Lease operating expense(5)(e)	$1.19	$7.14	$0.91	$5.46	$1.12	$6.72
Production taxes	0.28	1.68	0.21	1.26	0.21	1.26
Midstream operating expense	0.19	1.14	0.24	1.44	0.18	1.08
Transportation expense	0.26	1.56	0.34	2.04	0.22	1.32
Total operating expense(6)	$1.92	$11.52	$1.70	$10.20	$1.73	$10.38
Employees, administrative costs and professional fees(7)	0.25	1.50	0.30	1.80	0.29	1.74
Adjusted Operating Cost per Unit(8)	$2.17	$13.02	$2.00	$12.00	$2.02	$12.12
Adjusted EBITDA Margin(9)	68%		47%		55%
(1)Total commodity revenue, including settled derivatives.
(2)Total midstream and other revenue, excluding Next Level Energy revenue.
(3)Proceeds from divestitures represents cash proceeds related to asset optimization
(4)Total revenue and proceeds from divestitures related to asset optimization, excluding Next Level Energy revenue.
(5)Total lease operating expense, excluding Next Level Energy lease operating expense.
(6)Total operating expense, excluding Next Level Energy lease operating expense.
(7)Total employees, administrative costs, and professional fees, excluding Next Level Energy. These costs include payroll and benefits for our administrative and corporate staff, costs of maintaining administrative and corporate offices, costs of managing our production operations, franchise taxes, public company costs, fees for audit and other professional services, and legal compliance.
(8)Adjusted Operating Cost per Unit excludes lease operating expense and employees, administrative costs and professional fees attributable to Next Level Energy.
(9)Adjusted EBITDA Margin represents adjusted EBITDA, as a percentage of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives.
Share Repurchase Program
For the three months ended March 31, 2026 and through May 6, 2026, the Company repurchased 5,033,364(f) shares, representing approximately 7% of the shares outstanding.

2026 Outlook
The Company is reiterating its previously announced Full Year 2026 guidance. Following the recently completed acquisitions Diversified expects to realize continued significant operational synergies associated with a larger, consolidated position in Oklahoma, additional cash generation from its portfolio optimization program, and the ability to continue to improve the overall cost structure of its established producing assets while continuing to prioritize returns and Free Cash Flow generation.

2026 Guidance(1)
Total Production (Mmcfe/d)	1,170 to 1,210
% Liquids	~28%
% Natural Gas	~72%
Total Capital Expenditures (millions)
Non-Op JV Partnership	$135 to $155
Maintenance/Other	$70 to $80
Adj. EBITDA(b) (millions)	$925 to $975
Adj. Free Cash Flow(c) (millions)	~$430
Leverage Target	2.0x to 2.5x
(1)Includes the value of anticipated cash proceeds for 2026 asset optimization of ~$100 million; based on January 2026 strip prices. Excludes changes in cash from working capital. Does not incorporate recently closed Sheridan Production acquisition or recently announced Camino acquisition. The Company includes Adjusted EBITDA and Adjusted Free Cash Flow in the Company’s Full Year 2026 Outlook. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures and have not been reconciled to the most comparable GAAP financial measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measures.
Conference Call Details
The Company will host a conference call Thursday, May 7, 2026, at 8:30 AM ET to discuss the first quarter 2026 results and will make an audio replay of the event available shortly thereafter.

US (toll-free)	+1 877-836-0271/+1 201-689-7805
UK (toll-free)	+44 (0)800 756 3429
Web Audio	https://www.div.energy/news-events/ir-calendarevents
Replay Information	https://ir.div.energy/financial-info
Footnotes:

(a)	Exit rate includes full month of March 2026 production.

(b)
Adjusted EBITDA represents earnings before interest, taxes, depletion, and amortization, and includes adjustments for items that are not comparable period-over-period; Adjusted EBITDA Margin represents Adjusted EBITDA as a percent of Total Revenue, Inclusive of derivatives settled in cash; For more information, please refer to the Non-GAAP reconciliations as set out below.

(c)
Adjusted Free Cash Flow represents net cash provided by operating activities excluding changes in cash from working capital less expenditures on natural gas and oil properties and equipment, and includes proceeds from divestitures related to asset optimization; For more information, please refer to the Non-GAAP reconciliations as set out below.

(d)	“Leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted TTM EBITDA as of March 31, 2026. Reconciliation table is provided in the appendix of this release.

(e)
Includes the impact of derivatives settled in cash and proceeds from divestitures related to asset optimization. For purposes of comparability, excludes Other Revenue of $1M in 1Q26, $3M in 1Q25, and $2M in 4Q25, and Lease Operating Expense of $4M in 1Q26, $3M in 1Q25, and $4M in 4Q25 associated with Diversified’s wholly owned plugging subsidiary, Next LVL Energy.

(f)	Includes total share repurchases (including by the Employee Benefit Trust) from January 1, 2026 through May 6, 2026.
For Company-specific items, refer also to the Glossary of Terms found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the United States Securities and Exchange Commission and available on the Company’s website.
For further information, please contact:

Diversified Energy Company	+1 973 856 2757
Doug Kris	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications	www.div.energy
FTI Consulting	dec@fticonsulting.com
U.S. & UK Financial Public Relations
About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire established assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.
Forward-Looking Statements
This announcement contains forward-looking statements (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995) concerning the financial condition, results of operations, business and outlook of the Company and its wholly owned subsidiaries. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements, which contain the words “anticipate”, “believe”, “intend”, “estimate”, “expect”, “may”, “will”, “seek”, “continue”, “aim”, “target”, “projected”, “plan”, “goal”, “achieve”, “guidance”, "outlook" and words of similar meaning, reflect the Company’s beliefs and expectations and are based on numerous assumptions regarding the Company’s present and future business strategies and the environment the Company will operate in and are subject to risks and uncertainties that may cause actual results to differ materially. No representation is made that any of these statements or forecasts will come to pass or that any forecast results will be achieved. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company’s ability to control or estimate precisely, such as general economic and business conditions, the behavior of other market participants, industry trends, competition, commodity prices, changes in regulation, currency fluctuations, our ability to recover our reserves, our ability to successfully integrate acquisitions, our ability to obtain financing to meet liquidity needs, changes in our business strategy, political and economic uncertainty. The list above is not exhaustive and there are other factors that may cause the Company’s actual results to differ materially from the forward-looking statements contained in this announcement, Including the risk factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission.
Forward-looking statements speak only as of their date and neither the Company nor any of its respective directors, officers, employees, agents, affiliates or advisers expressly disclaim any obligation to supplement, amend, update or revise any of the forward-looking statements made herein, except where it would be required to do so under applicable law. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this announcement, may not occur. As a result, you are cautioned not to place undue reliance on such forward-looking statements. Past performance of the Company cannot be relied on as a guide to future performance. No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that the financial performance of the Company for the current or future financial years would necessarily match or exceed the historical published for the Company.

Use of Non-GAAP Measures
Certain key operating metrics that are not defined under GAAP ("non-GAAP" measures) are included in this announcement. These non-GAAP measures are used by us to monitor the underlying business performance of the Company from period to period and to facilitate comparison with our peers. Since not all companies calculate these or other non-GAAP metrics in the same way, the manner in which we have chosen to calculate the non-GAAP metrics presented herein may not be compatible with similarly defined terms used by other companies. The non-GAAP metrics should not be considered in isolation of, or viewed as substitutes for, the financial information prepared in accordance with GAAP. Certain of the key operating metrics are based on information derived from our regularly maintained records and accounting and operating systems.
Adjusted EBITDA & Pro Forma Adjusted EBITDA
As used herein, EBITDA represents earnings before interest, taxes, depletion, depreciation and amortization. Adjusted EBITDA includes adjusting for items that are not comparable period-over-period, namely, finance costs, accretion of asset retirement obligation, other (income) expense, (gain) loss on fair value adjustments of unsettled financial instruments, (gain) loss on natural gas and oil property and equipment, (gain) loss on sale of equity interest, unrealized (gain) loss on investment, costs associated with acquisitions, other adjusting costs, loss on early retirement of debt, non-cash equity compensation, (gain) loss on interest rate swaps, and items of a similar nature.
Adjusted EBITDA and pro form adjusted EBITDA should not be considered in isolation or as a substitute for operating profit or loss, net income or loss, or cash flows provided by operating, investing and financing activities. However, we believe such measure is useful to an investor in evaluating our financial performance because it (1) is widely used by investors in the natural gas and oil industry as an indicator of underlying business performance; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement; (3) is used in the calculation of a key metric in one of our Credit Facility financial covenants; and (4) is used by us as a performance measure in determining executive compensation. When evaluating this measure, we believe investors also commonly find it useful to evaluate this metric as a percentage of our total revenue, inclusive of settled hedges, producing what we refer to as our adjusted EBITDA margin.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP measure of adjusted EBITDA for each of the periods listed:

	Three Months Ended
(in thousands)	March 31, 2026	March 31, 2025	December 31, 2025
Net income (loss)	$(160,665)	$(322,820)	$195,552
Interest expense	63,412	42,712	55,082
Accretion of asset retirement obligations	13,248	8,358	19,182
Other (income) expense(1)	(463)	(72)	(993)
Income tax (benefit) expense	(152,762)	65,292	1,471
Depreciation, depletion and amortization	108,565	74,646	154,076
(Gain) loss on fair value adjustments of unsettled derivatives	397,904	232,048	(201,964)
(Gain) loss on natural gas and oil properties and equipment(2)	2,927	281	21,273
Costs associated with acquisitions	4,810	2,885	3,629
Other adjusting costs(3)	5,798	5,964	3,636
Loss on early retirement of debt	—	26,971	—
Non-cash stock-based compensation	4,474	1,825	3,037
(Gain) loss on interest rate swaps	(20)	(35)	(30)
Total adjustments	$447,893	$460,875	$58,399
Adjusted EBITDA	$287,228	$138,055	$253,951
TTM adjusted EBITDA	$1,104,895	$508,281	$955,721
Pro forma TTM adjusted EBITDA(4)	$1,226,448	$952,107	$1,211,214
(1)Excludes $0.1M, $0.2M, and $0.2M in dividend distributions received for our investment in DP Lion Equity Holdco during the three months ended March 31, 2026, March 31, 2025, and December 31, 2025, respectively.

(2)Includes $101M, $2M, and $16M in cash proceeds received for leasehold sales during the three months ended March 31, 2026, March 31, 2025, , and December 31, 2025, respectively.
(3)Other adjusting costs for the three months ended March 31, 2026, March 31, 2025, and December 31, 2025 were primarily associated with one-time personnel-related expenses and legal fees from certain litigation.
(4)Pro forma TTM adjusted EBITDA includes adjustments for the respective periods to pro forma results for the full twelve month impact of intra-period acquisitions (March 31, 2026: Canvas; March 31, 2025:Oaktree, Crescent Pass, East Texas II, Summit and Maverick; December 31, 2025: Canvas, Maverick, Summit, and Williams).
Net Debt & Net Debt-to-Pro Forma Adjusted EBITDA
As used herein, net debt represents total debt as recognized on the balance sheet less cash and restricted cash. Total debt includes our borrowings under the Credit Facility, borrowings under or issuances of, as applicable, our subsidiaries’ securitization facilities, and other borrowings. We believe net debt is a useful indicator of our leverage and capital structure.
As used herein, net debt-to-pro forma adjusted EBITDA, or “leverage” or “leverage ratio,” is measured as net debt divided by pro forma adjusted EBITDA. We believe that this metric is a key measure of our financial liquidity and flexibility and is used in the calculation of a key metric in one of our Credit Facility financial covenants.
The following table presents a reconciliation of the GAAP financial measure of total debt to the non-GAAP measure of net debt and a calculation of net debt-to-pro forma adjusted EBITDA for each of the periods listed:

	As of
(In thousands)	March 31, 2026	March 31, 2025	December 31, 2025
Total debt(1)	2,887,964	2,726,807	2,952,014
LESS: Cash	54,539	32,641	29,697
LESS: Restricted cash	100,963	106,011	115,413
Net debt	$2,732,462	$2,588,155	$2,806,904

Pro forma TTM adjusted EBITDA(2)	$1,226,448	$952,107	$1,211,214
Net debt-to-pro forma TTM adjusted EBITDA(3)	2.2x	2.7x	2.3x
(1)Includes adjustments for deferred financing costs and original issue discounts, consistent with presentation on the statement of financial position.
(2)Pro forma TTM adjusted EBITDA includes adjustments for the respective periods to pro forma results for the full twelve month impact of intra-period acquisitions (March 31, 2026: Canvas; March 31, 2025:Oaktree, Crescent Pass, East Texas II, Summit and Maverick; December 31, 2025: Canvas, Maverick, Summit, and Williams).
(3)Does not include adjustments for working capital which are often customary in the market.
Free Cash Flow & Adjusted Free Cash Flow
As used herein, free cash flow represents net cash provided by operating activities ("operating cash flow"), less expenditures on natural gas and oil properties and equipment and adjusted free cash flow represents free cash flow after adjusting for proceeds from divestitures related to asset optimization and changes in cash from working capital. We believe that free cash flow and adjusted free cash flow are useful indicators of our ability to generate cash that is available for activities beyond capital expenditures. We believe that free cash flow and adjusted free cash flow provide investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments, and pay dividends.

The following table presents a reconciliation of the GAAP financial measure of operating cash flow to the non-GAAP measure of free cash flow and adjusted free cash flow for each of the periods listed:

	Three Months Ended
(in thousands)	March 31, 2026	March 31, 2025	December 31, 2025
Operating cash flow	$168,732	$84,858	$182,240
LESS: Capital expenditures	(58,007)	(28,031)	(47,100)
Free cash flow	$110,725	$56,827	$135,140
ADD: Proceeds from divestitures	101,004	1,970	16,467
Changes in working capital	(52,090)	3,395	(21,813)
Adjusted FCF	$159,639	$62,192	$129,794
Total Revenue, Excluding (Gain) Loss on Fair Value Adjustments of Unsettled Derivatives & Adjusted EBITDA Margin
As used herein, total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, represents total revenue less (gain) loss on fair value adjustments of unsettled derivatives. We believe that total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, is useful because it enables investors to discern our realized revenue after adjusting for derivative settlements.
As used herein, adjusted EBITDA margin is measured as adjusted EBITDA, as a percentage of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives. Adjusted EBITDA margin encompasses the direct operating costs and the portion of general and administrative costs required to produce each Mcfe. This metric includes operating expense, employee costs, administrative costs and professional services, and recurring allowance for credit losses, which cover both fixed and variable cost components. We believe that adjusted EBITDA margin is a useful measure of our profitability and efficiency, as well as our earnings quality, because it evaluates the Company on a more comparable basis period-over-period, especially given our frequent involvement in transactions that are not comparable between periods.
The following table presents a reconciliation of the GAAP financial measure of total revenue to the non-GAAP measure of total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives, and a calculation of adjusted EBITDA margin for each of the periods listed:

	Three Months Ended
(in thousands)	March 31, 2026	March 31, 2025	December 31, 2025
Total commodity revenue	$556,207	$329,419	$429,415
Gain (loss) on derivatives	(548,383)	(284,284)	221,852
Other revenue	19,320	17,380	15,253
Total revenue	$27,144	$62,515	$666,520
(Gain) loss on fair value adjustments of unsettled derivatives	397,904	232,048	(201,964)
Total revenue, excluding (gain) loss on fair value adjustments of unsettled derivatives	$425,048	$294,563	$464,556
Adjusted EBITDA	$287,228	$138,055	$253,951
Adjusted EBITDA margin	68%	47%	55%